UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                              --------------------



                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of Earliest Event Reported): March 5, 2004


                            VALENCE TECHNOLOGY, INC.
             (Exact Name of Registrant as Specified in its Charter)



          Delaware                     0-20028                 77-0214673
(State or Other Jurisdiction         (Commission              (IRS Employer
      of Incorporation)               File Number)          Identification No.)



                      6504 Bridge Point Parkway, Suite 415
                               Austin, Texas 78730
               (Address of Principal Executive Offices, Zip Code)


                                 (512) 527-2900
              (Registrant's Telephone Number, Including Area Code)


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ITEM 5. OTHER EVENTS AND REQUIRED FD DISCLOSURE.

     On March 5, 2004, West Coast Venture Capital, Inc. purchased $3.0 million of the common stock of Valence Technology, Inc. This represented the initial funding on the $14.0 million equity commitment (which was subject to agreement on definitive terms and other conditions) previously made by Berg & Berg Enterprises, LLC, an affiliate of Carl Berg, a director and stockholder of Valence, and the President and controlling stockholder of West Coast Venture Capital, Inc. The proceeds will be used to fund corporate operating needs and working capital.

     Under the terms of the purchase, Valence issued to West Coast Venture Capital, Inc. 594,766 shares of its restricted common stock in a private placement transaction exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. West Coast Venture Capital, Inc. purchased these shares at the average closing bid price of the stock for the five days prior to the purchase date, or $5.04 per share.

     Under Rule 144 of the Securities Act, these shares are restricted from being traded by West Coast Venture Capital, Inc. for a period of one year from the date of issuance, unless registered, and thereafter may be traded only in compliance with the volume restrictions imposed by this rule and other applicable restrictions.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


March 5, 2004                     VALENCE TECHNOLOGY, INC.



                                  By: /s/ Kevin W. Mischnick
                                  ----------------------------------
                                          Kevin W. Mischnick
                                          Vice President of Finance and
                                          Assistant Secretary